Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-123647) pertaining to the Tasty Baking Company 401(k) and Company Funded Retirement Plan of Tasty Baking Company of our report dated June 29, 2010, with respect to the financial statements and supplemental schedules of the Tasty Baking Company 401(k) and Company Funded Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Mitchell & Titus, LLP
Philadelphia, PA
June 29, 2010